Exhibit 99.1

TARGANTA REPORTS THIRD-QUARTER 2008 FINANCIAL RESULTS

CAMBRIDGE, MA – November 12, 2008 – Targanta Therapeutics Corporation (Nasdaq: TARG) today reported financial results for the third quarter and nine months ended September 30, 2008.

Third-Quarter Results

Targanta reported a net loss of $12.7 million for the three months ended September 30, 2008, compared to a net loss of $21.8 million for the same period in 2007. The reduction in net loss period over period is primarily due to a $7.7 million acquired in-process Research and Development (R&D) expense incurred during the three months ended September 30, 2007 for which there was no corresponding expense in the same period in 2008. This expense in the third quarter of 2007 was due to Targanta’s achievement of a milestone under the convertible note issued to InterMune, Inc. in December 2005 in connection with the acquisition of oritavancin.

The reduction in net loss period over period is also due to a $3.5 million reduction in R&D expense associated with a decrease in contract research expense primarily resulting from the SIMPLIFI Phase 2 study nearing completion, as well as a decrease in consultant costs primarily related to the completion of Targanta’s New Drug Application (NDA) to the U.S. Food and Drug Administration and Targanta’s Marketing Authorization Application (MAA) filing in Europe.

The reductions in R&D expense and acquired in-process R&D expense were partially offset by a $2.3 million increase in General and Administrative (G&A) expense for the three months ended September 30, 2008. The increase in G&A expense is primarily due to an increase in staff as Targanta develops its infrastructure to support the planned commercial launch of oritavancin, as well as an increase in pre-commercialization activities.

Nine-Month Results

Targanta reported a net loss of $47.4 million for the nine months ended September 30, 2008 compared to a net loss of $52.7 million for the same period in 2007. The reduction in period over period net loss is primarily due to a reduction in operating expenses from acquired in process R&D, offset by increases in R&D expense primarily associated with Targanta’s SIMPLIFI Phase 2 study and expenses associated with Targanta’s regulatory filings for oritavancin in the U.S. and Europe. G&A expense also increased as Targanta added staff to support the planned launch of oritavancin and increased its pre-commercialization activities.

The calculation of net loss for the third quarter and nine months ended September 30, 2008 includes stock-based compensation expense of $0.8 million and $2.1 million, respectively.

The Company had cash, cash equivalents and short-term investments totaling $42.6 million as of September 30, 2008 and approximately 21.0 million shares outstanding.

About Targanta Therapeutics

Targanta Therapeutics Corporation (Nasdaq: TARG) is a biopharmaceutical company focused on developing and commercializing innovative antibiotics to treat serious infections in the hospital and other institutional settings. The Company’s pipeline includes an intravenous version of oritavancin, a semi-synthetic lipoglycopeptide antibiotic currently awaiting U.S. and EU regulatory approval, and a program to develop an oral version of oritavancin for the treatment of Clostridium difficile. The Company has operations in Cambridge, MA, Indianapolis, IN, and Montreal, Québec, Canada. For more information on Targanta, visit www.targanta.com.

Safe Harbor Statement

This press release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These are statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” “hope” and similar expressions. Such statements include, but are not limited to, the planned commercial launch of oritavancin. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Targanta’s filings with the Securities and Exchange Commission. The risks and uncertainties referred to above include, but are not limited to, delays in obtaining or a failure to obtain regulatory approval for Targanta’s product candidates; unfavorable clinical trial results; Targanta’s potential inability to initiate and complete pre-clinical studies and clinical trials for its product candidates; the possibility that results of pre-clinical studies are not necessarily predictive of clinical trial results; and those other risks factors that are described more fully in the Company’s filings with the Securities and Exchange Commission. Targanta does not undertake any obligation to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

Contacts:

Susan Hager

Vice President, Investor Relations and Corporate Communications

Targanta Therapeutics Corporation

(617) 577-9020 x217

- Tables Follow -

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Operating expenses
Research and development (1)	$7,544	$10,974	$34,682	$25,818
Acquired in-process research and development	—	7,652	—	17,152
General and administrative (1)	4,828	2,452	12,635	7,234

Total operating expenses	12,372	21,078	47,317	50,204

Other income (expense)
Interest income	262	541	1,596	1,555
Interest expense	(564)	(573)	(1,809)	(2,510)
Foreign exchange loss	(34)	(795)	(48)	(1,648)

Other income (expense), net	(336)	(827)	(261)	(2,603)

Loss before income tax benefit	(12,708)	(21,905)	(47,578)	(52,807)
Income tax benefit	51	71	191	125

Net loss	$(12,657)	$(21,834)	$(47,387)	$(52,682)

Net loss per share—basic and diluted	$(0.60)	$(863.62)	$(2.26)	$(2,092.69)

Weighted average number of common shares used in net loss per share—basic and diluted	20,973,107	25,282	20,970,959	25,282
(1) Amounts include stock-based compensation expense, as follows:

Research and development	$364	$190	$933	$937
General and administrative	$397	$209	$1,158	$812

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2008	December 31, 2007
Assets
Current assets:
Cash, cash equivalents and short-term investments	$42,609	$89,753
Restricted cash	472	506
Investment tax credits recoverable	563	757
Prepaid expenses and other current assets	1,399	1,630

Total current assets	45,043	92,646
Property and equipment, net	1,429	1,350
Deferred financing costs	78	103
Deposits	97	50

Total assets	$46,647	$94,149

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$10,202	$6,591
Income tax payable	650	2,731
Current portion of deferred rent	39	24
Current portion of long-term debt	6,591	5,480

Total current liabilities	17,482	14,826
Other long-term liabilities	306	163
Long-term debt	9,343	14,287
Stockholders’ equity	19,516	64,873

Total liabilities and stockholders’ equity	$46,647	$94,149

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